Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Media: Gary Davis 203-352-5066 Investors: Michael Weitz 203-352-8642
WWE® Reports 2007 Third Quarter Results
16% Revenue Increase Over Prior Year
STAMFORD, Conn., November 1, 2007 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its third quarter ended September 30, 2007. Revenues totaled $108.1 million as compared to $93.2 million in the prior year quarter while operating income was $13.4 million as compared to $12.5 million in the prior year quarter. Net income was $8.5 million, or $0.12 per share, as compared to $9.2 million, or $0.13 per share, in the prior year quarter.
“In addition to the $12.8 million in film related revenues, we posted higher revenues from both the Live and Televised and Digital Media segments in the third quarter,” said Linda McMahon, Chief Executive Officer. “We also announced the development and implementation of our strategic initiative for continued international expansion. We are establishing new regional offices in Brazil and Australia to complement our current offices in Canada, the UK and China. This will enable senior leadership to be on the ground in these locations, and position our company for continued growth and provide increased access to our expanding WWE fan base,” concluded Mrs. McMahon.
Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended September 30, 2007 and September 30, 2006. (Dollars in millions)

	Three Months Ended
	September 30,	September 30,
Net Revenues	2007	2006
Live and Televised Entertainment	$68.6	$65.6
Consumer Products	19.0	21.7
Digital Media	7.7	5.9
WWE Films	12.8	—

Total	$108.1	$93.2

	Three Months Ended
	September 30,	September 30,
Profit Contribution	2007	2006
Live and Televised Entertainment	$26.3	$23.8
Consumer Products	12.1	12.7
Digital Media	3.5	1.7
WWE Films	2.8	—

Total profit contribution	$44.7	$38.2

Profit contribution margin	41%	41%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $68.6million for the current quarter as compared to $65.6million in the prior year quarter, representing a 5% increase.
•	Live Event revenues were $20.1 million as compared to $17.3 million in the prior year quarter, primarily due to an increase in the number of international events.
•	There were 78 total events, including 15 international events, during the current quarter as compared to 102 events, including 8 international events, in the prior year quarter. The prior year quarter also included 27 stand alone ECW® events. In the current quarter, our ECW events were co-branded and included as part of our SmackDown® events.

•	International events generated $6.6 million of revenues as compared to $3.2 million in the prior year. 10 out of the 15 international events in the current quarter were structured as buy-out deals with guaranteed fixed revenues as compared to 5 buy-out deals in the prior year quarter. The remaining international events in which we sold tickets directly yielded an average ticket price of approximately $77.75 in the current quarter as compared to $66.30 in the prior year quarter.

•	North American events generated $13.5 million of revenues as compared to $14.0 million in the prior year. North American average attendance was approximately 5,500 in the current quarter as compared to 4,300 in the prior year quarter, an increase of 28%. The average ticket price for North American events was approximately $38.92 in the current quarter as compared to $35.17 in the prior year quarter. Offsetting these increases was the absence of the stand-alone ECW events in the prior year quarter.

•	Pay-Per-View revenues were $18.8 million as compared to $19.7 million in the prior year quarter. There were three pay-per-view events produced in each quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	September 30, 2007	September 30, 2006
The Great American Bash®	229	227
SummerSlam®	537	529
Unforgiven®	210	289

Prior events	87	81

Total	1,063	1,126

•	Venue Merchandise revenues were $3.9 million as compared to $4.4 million in the prior year quarter, primarily reflecting a decrease in per capita spending by our fans to approximately $10.15 in the current quarter as compared to $11.12 in the prior year quarter. The per capita spend in the current quarter was negatively impacted by a decline in the number of T-shirts sold at arenas, due primarily to our expanded domestic licensing and the availability of our products at local retail outlets.

•	Television Rights Fees revenues were $22.8 million as compared to $22.5 million in the prior year quarter.

•	WWE 24/7™ revenues were $1.4 million as compared to $0.6 million in the prior year quarter, reflecting growth in the number of subscribers for our video-on-demand program.
Consumer Products
Revenues from our Consumer Products businesses were $19.0 million versus $21.7 million in the prior year quarter, representing a 13% decrease.
•	Home Video net revenues were $5.7 million as compared to $11.4 million in the prior year quarter. The decline in Home Video revenues primarily reflects changes in the timing of new releases as there were no new titles released in the current quarter, excluding the monthly releases of our pay-per-view events. There are several new titles scheduled for release in the upcoming 4th quarter, including retrospective titles on Superstars Rey Mysterio®, Shawn Michaels®, and John Cena®, among others.

•	Licensing revenues were $9.4 million as compared to $7.2 million in the prior year quarter, primarily reflecting increases in apparel and toy related sales. Revenues increased by $1.2 million in both the apparel and toy categories as compared to the prior year quarter.

•	Magazine publishing net revenues were $3.9 million as compared to $3.1 million in the prior year quarter, reflecting increased newsstand and subscription copies sold. We published three issues of WWE Magazine in each quarter and published one additional magazine special in the current quarter.

Digital Media
Revenues from our Digital Media related businesses were $7.7 million as compared to $5.9 million in the prior year, representing a 31% increase.
•	WWE.com revenues were $4.6 million as compared to $2.6 million in the prior year quarter. Web-based advertising increased by $1.3 million, or 68%, while wireless content revenues increased by $0.7 million as compared to the prior year quarter.

•	WWEShop revenues were $3.1 million as compared to $3.3 million in the prior year quarter. The number of orders processed during the current quarter declined by 9%, but was offset by an increase in the average per order spend by our customers to $53.58, as compared to $50.05 per order in the prior year quarter.
WWE Films
Revenues from our WWE Films segment were $12.8 million in the current quarter. WWE only participates in film revenue when our distributors have recouped their print and advertising costs and the results have been reported to us. This is the first quarter in which we have recorded film revenue, primarily relating to our feature film “The Marine”. Our capitalized feature film production asset balance is amortized in proportion with the recognition of revenue. As a result, we have amortized approximately $10.0 million of feature film assets, yielding approximately $2.8 million in profit contribution for feature films.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $44.7 million in the current quarter as compared to $38.2 million in the prior year quarter. Total profit contribution margin remained unchanged at approximately 41% as compared to the prior quarter.
Selling, general and administrative expenses
SG&A expenses were $28.9 million for the current quarter as compared to $23.7 million in the prior year quarter, reflecting an increase in staff-related costs as well as professional and legal fees related to the Chris Benoit tragedy and the review of our Talent Wellness Program.
Effective tax rate
In the current quarter the effective tax rate was 40% as compared to 35% in the prior year quarter. This increase reflects the impact of approximately $0.8 million of realized investment losses which were not deductible for tax purposes.
EBITDA
EBITDA was approximately $15.8 million in the current quarter as compared to $14.5 million in the prior year quarter.

Summary Results for the Nine Months Ended
Total revenues through the nine months ended September 30, 2007 were $353.0 million as compared to $307.6 million in the prior year period, a 15% increase, while operating income for the current period was $43.7 million versus $48.2 million in the prior year period. Net income was $30.6 million, or $0.42 per share, as compared to $33.3 million, or $0.47 per share, in the prior year period. EBITDA was $50.7 million for the current nine month period as compared to $54.5 million in the prior year period. As previously disclosed, the current year results reflect the $15.7 million asset impairment for our feature film “The Condemned”. Excluding this impairment charge, EBITDA would have been $66.4 million as compared to $54.5 million in the prior year period, representing a 22% increase.
The following chart reflects net revenues and profit contribution by segment for the nine months ended September 30, 2007 and September 30, 2006. (Dollars in millions)

	September 30,	September 30,
Net Revenues	2007	2006
Live and Televised Entertainment	$234.5	$219.5
Consumer Products	82.8	71.0
Digital Media	22.9	17.1
WWE Films	12.8	—

Total	$353.0	$307.6

	September 30,	September 30,
Profit Contribution	2007	2006
Live and Televised Entertainment	$83.4	$80.7
Consumer Products	51.5	42.0
Digital Media	9.2	5.5
WWE Films	(13.1)	—

Total profit contribution	$131.0	$128.2

Profit contribution margin	37%	42%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $234.5 million for the current period as compared to $219.5 million in the prior year, a 7% increase.

	September 30,	September 30,
	2007	2006
Live Events	$68.4	$59.3
Pay-Per-View	74.4	74.9
Venue Merchandise	14.5	14.0
Television Rights Fees	68.6	63.9
Television Advertising	3.7	4.8
WWE 24/7	3.8	1.6
Other	1.1	1.0

Total Live and Televised	$234.5	$219.5

Consumer Products
Revenues from our Consumer Products businesses were $82.8 million versus $71.0 million in the prior year, an increase of 17%.

	September 30,	September 30,
	2007	2006
Home Video	$33.9	$35.9
Licensing	37.7	25.7
Magazine Publishing	10.5	9.1
Other	0.7	0.3

Total Consumer Products	$82.8	$71.0

Digital Media
Revenues from our Digital Media related businesses were $22.9 million as compared to $17.1 million in the prior year, an increase of 34%.

	September 30,	September 30,
	2007	2006
WWE.com	$12.0	$7.7
WWE Shop	10.9	9.4

Total Digital Media	$22.9	$17.1

WWE Films
As discussed above, revenues from our WWE Films segment were $12.8 million primarily relating to our feature film The Marine. We have approximately $29.2 million of capitalized film production costs on our balance sheet as of September 30, 2007.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $131.0 million in the current period as compared to $128.2 million in the prior year period. Total profit contribution margin was approximately 37% in the current year as compared to 42% in the prior year period, primarily reflecting the impact of the feature film impairment.
Selling, general and administrative expenses
SG&A expenses were $80.3 million for the current period as compared to $73.7 million in the prior year period, primarily due to increased staff related costs, including costs associated with the expansion of our digital media operations.

Effective tax rate
In the current period the effective tax rate was 37% as compared to 39% in the prior year period. This decline represents the benefit of increased tax exempt interest income, partially offset by the impact of additional realized investment losses which were not currently deductible for tax purposes.
Cash Flows
Net cash provided by operating activities was $73.1 million for the nine months ended September 30, 2007 as compared to $32.6 million in the prior year period.
Note: World Wrestling Entertainment, Inc. will host a conference call on November 1, 2007 at 11:00 a.m. ET to discuss the Company’s earnings results for third quarter of 2007. All interested parties can access the conference call by dialing 800-894-5910 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: All World Wrestling Entertainment, Inc. programming, talent names, images, likenesses, slogans, wrestling moves, and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners. ECW is a trademark of WWE Libraries, Inc.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006

Net revenues	$108,110	$93,227	$353,012	$307,644

Cost of revenues	63,438	55,028	222,059	179,403
Selling, general and administrative expenses	28,917	23,735	80,286	73,708
Depreciation and amortization	2,368	1,968	6,972	6,380

Operating income	13,387	12,496	43,695	48,153

Investment income, net	1,766	2,589	5,745	6,393
Interest expense	119	215	353	495
Other income, net	(841)	(648)	(495)	349

Income before income taxes	14,193	14,222	48,592	54,400

Provision for income taxes	5,744	5,007	17,959	21,064

Net income	$8,449	$9,215	$30,633	$33,336

Earnings per share — basic:
Net income	$0.12	$0.13	$0.43	$0.47

Earnings per share — diluted:
Net income	$0.12	$0.13	$0.42	$0.47

Shares used in per share calculations:
Basic	71,949	70,907	71,445	70,563
Diluted	72,469	71,583	72,211	71,282

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2007	2006
ASSETS

CURRENT ASSETS:

Cash and equivalents	$67,059	$86,267
Short-term investments	201,643	161,889
Accounts receivable, net	50,337	52,113
Inventory, net	4,672	3,049
Prepaid expenses and other current assets	17,553	13,803

Total current assets	341,264	317,121

PROPERTY AND EQUIPMENT, NET	70,044	67,972

FEATURE FILM PRODUCTION ASSETS	29,150	53,560

INTANGIBLE ASSETS, NET	2,574	3,328

OTHER ASSETS	13,491	11,304

TOTAL ASSETS	$456,523	$453,285

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$910	$862
Accounts payable	15,387	14,909
Accrued expenses and other liabilities	26,744	25,837
Deferred income	19,421	20,166

Total current liabilities	62,462	61,774

LONG-TERM DEBT	5,114	5,800
NON-CURRENT TAX LIABILITY	11,407	—

STOCKHOLDERS’ EQUITY:
Class A common stock	241	233
Class B common stock	477	477
Additional paid-in capital	299,601	286,985
Accumulated other comprehensive income	2,875	666
Retained earnings	74,346	97,350

Total stockholders’ equity	377,540	385,711

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$456,523	$453,285

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$30,633	$33,336
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	25,851	—
Revaluation of warrants	727	153
Depreciation and amortization	6,972	6,380
Realized loss on sale of investments	1,580	1,029
Amortization of investment income	(370)	(899)
Stock compensation costs	6,442	4,727
Provision for doubtful accounts	(603)	178
Provision for inventory obsolescence	1,200	1,543
Benefit from deferred income taxes	(3,011)	(2,327)
Excess tax benefit from stock-based payment arrangements	(824)	(1,879)
Changes in assets and liabilities:
Accounts receivable	2,378	9,282
Inventory	(2,824)	(3,651)
Prepaid expenses and other assets	5,819	2,581
Feature film production assets	(1,440)	(18,723)
Accounts payable	478	(2,364)
Accrued expenses and other liabilities	426	4,082
Deferred income	(375)	(824)

Net cash provided by operating activities	73,059	32,624

INVESTING ACTIVITIES:
Purchase of property and equipment	(7,989)	(6,384)
Purchase of other assets	(301)	(2,485)
Purchase of short-term investments	(144,977)	(47,649)
Proceeds from sales or maturities of short-term investments	105,475	101,615

Net cash (used in) provided by investing activities	(47,792)	45,097

FINANCING ACTIVITIES:
Repayments of long-term debt	(638)	(591)
Dividends paid	(51,436)	(50,607)
Issuance of stock, net	807	(1,658)
Proceeds from exercise of stock options	5,968	14,612
Excess tax benefit from stock-based compensation arrangements	824	1,879

Net cash used in financing activities	(44,475)	(36,365)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(19,208)	41,356
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,267	101,314

CASH AND CASH EQUIVALENTS, END OF PERIOD	$67,059	$142,670

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006

Net income reported on U.S. GAAP basis	$8,449	$9,215	$30,633	$33,336

Provision for income taxes	5,744	5,007	17,959	21,064
Interest and other, net	806	1,726	4,897	6,247

Depreciation and amortization	2,368	1,968	6,972	6,380

EBITDA	$15,755	$14,464	$50,667	$54,533

Non-GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information — Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006

Net cash provided by operating activities	$24,285	$11,585	$73,059	$32,624

Less cash used in capital expenditures:
Purchase of property and equipment	(5,411)	(1,755)	(7,989)	(6,384)
Purchase of other film library assets	(135)	(221)	(301)	(2,485)

Free Cash Flow	$18,739	$9,609	$64,769	$23,755

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.